Exhibit 10.10

October 21, 2014

John Riccitiello

[Address Intentionally Omitted]

Dear John:

On behalf of Unity Software, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your appointment as the Chief Executive Officer of the Company and your employment as the Chief Executive Officer of Unity Technologies SF (“Unity”), a wholly owned subsidiary of the Company, effective as of October 21, 2014 (the “Employment Date”). With the exception of Section 1 and Section 4 of this Agreement, reference to the Company in this Agreement will be understood to include Unity.

1.    Position. Effective on the Employment Date, you will be appointed as the Company’s Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”) and you will commence your employment with Unity. You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in charitable, professional and academic activities, and continue to participate in the permitted activities set forth on Exhibit A (the “Permitted Activities”). You acknowledge and agree that the Permitted Activities do not, and will not, individually or in the aggregate, interfere materially with the performance of your duties to the Company. You will also be expected to comply with and be bound by the Company’s written operating policies, procedures and practices that are from time to time in effect during the term of your employment; provided that if there is any conflict between the terms of such operating policies, procedures and practices and the terms of this Agreement, the terms of this Agreement shall control.

2.    Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Employment Date and ending on the fourth (4th) anniversary thereof (the “Initial Term”). Following the Initial Term, this Agreement shall automatically be renewed for additional terms of one year on the last day of the Initial Term and each subsequent anniversary of the last day of the Initial Term (the Initial Term and any annual extension of the term of the Agreement, referenced herein as the “Employment Term”), unless either party hereto gives the other party written notice of non-renewal at least ninety (90) days prior to such last day or anniversary. Upon a termination of employment (whether or not during an Employment Term or upon notice of non-renewal under this Section 2), and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company at such time (including as a member of the Board).

3.    Compensation and Benefits. Your annual base salary will be Three Hundred Thousand Dollars ($300,000), payable in accordance with the Company’s normal payroll practices (as such may be increased from time to time, the “Base Salary”), less any payroll deductions and withholdings as are required by law. During the Employment Term you will be eligible to receive an annual cash bonus, with a target amount equal to One Hundred Thousand Dollars ($100,000) (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon the

1

achievement of performance objectives established by the Board and subject to the terms of the applicable bonus plan(s); provided that, you will not be entitled to a Target Bonus until the Company has established and implemented a bonus plan in which the senior management of the Company are eligible to participate. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of such fiscal year to which such bonus relates and at the time bonuses are paid. Your Actual Bonus will be paid by the fifteenth day of the third month following your or the Company’s taxable year in which it is earned, whichever is later.

You shall be entitled to participate in all employee retirement, welfare and benefit programs of the Company as are in effect from time to time and in which other senior management employees of the Company are eligible to participate, on the same terms as such other senior management employees. You shall be entitled to paid vacation of not less than 6 weeks per year in accordance with the Company’s policy.

4.    Equity Awards. On the Employment Date, the Company will grant you the right to purchase 4,250,000 shares of the Company’s common stock with terms and conditions consistent with an award granted under the Company’s 2009 Stock Plan (the “Plan”) or a non-plan stand-alone stock option agreement with terms and conditions substantially similar to the Plan (the “Equity Award”).

The Equity Award will be in the form of an option grant that is immediately exercisable with an exercise price of $3.22 per share, which the Board has determined is not less than the fair market value per share of Company common stock as of the grant date (the payment for such Equity Award may be made with a secured fifty-one percent partial-recourse promissory note) (the “Note”). The Note will have a term of 7 years, an interest rate of the mid-term IRS AFR rate on the issuance date, and provide for early repayment only (x) to comply with Section 402 of Sarbanes-Oxley, (y) the occurrence of a Change in Control (as defined below) or (z) upon Voluntary Termination (as defined below) of employment without Good Reason (as defined below). Accrued interest and principal will be due at the term of the Note.

The Equity Award will vest over four (4) years in equal installments on each of the forty-eight (48) monthly anniversaries of your Employment Date. Vesting will depend on your continued Service (as defined in the Plan) with the Company and will be subject to the terms and conditions of the Plan and the written agreement governing the award. Further, provided you are in Service upon the occurrence of a Change in Control (as defined below), then fifty percent (50%) of the then-unvested shares subject to your Equity Award will immediately vest. Notwithstanding Section 9.1 of the Plan or the applicable equity award agreement, if the Equity Award or any other then-outstanding Company equity award is not assumed, continued or substituted for in a Change in Control, then the vesting of the Equity Award and any then-outstanding Company equity award will accelerate in full immediately prior to the Change in Control.

As a condition to the Equity Award, you will execute and deliver a voting agreement, with respect to the voting of the shares issuable under the Equity Award, in the form attached hereto as Exhibit B.

The Board may, in its sole discretion, provide you with equity grants in addition to the Equity Award set forth above.

5.    Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. In addition, the Company will reimburse you for reasonable legal fees actually incurred by you up to $30,000 in connection with the negotiation of this Agreement.

6.    Employment and Termination. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows: (a) you may terminate your employment upon written notice to the Board for “Good Reason,” as defined below (a “Constructive Termination”); (b) you may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (“Voluntary Termination”); (c) the Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (d) the Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”). Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code (as defined below), and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (as defined below) and you further resign from all positions held at the Company (including as a member of the Board) consistent with Section 2 of this Agreement.

7.    Definitions. As used in this Agreement, the following terms have the following meanings:

(a)    Cause. For purposes of this Agreement, “Cause” means a good faith determination by the Board, that any of the following has occurred: (i) your conviction of, or plea of nolo contendere to, a felony or an act constituting common law fraud, which has a material adverse effect on the business or affairs of the Company; (ii) your intentional or willful misconduct or refusal to follow the lawful and reasonable instructions of the Board related to a matter that is material to the business of the Company; (iii) your intentional breach of the Company confidential information obligations, invention assignment agreement, or any written Company policy that has been communicated to you in advance of your breach, in each case, which has a material adverse effect on the Company, (iv) your material breach of this Agreement; provided, however, that prior to any determination that “Cause” under this Agreement has occurred, the Board shall (A) provide to you written notice specifying the particular event or actions giving rise to such determination and (B) provide you an opportunity to be heard within 30 days of such notice and (C) provide you with 5 days from the date you are heard to cure such event or actions giving rise to a determination of “Cause,” if curable.

(b)    Change in Control. For purposes of this Agreement, “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a change in the composition of the Board, as a result of which the individuals who, on the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board, (iv) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each cases (i)-(iv) of this definition, a transaction or series of transactions shall only constitute a Change in Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

(c)    COBRA. For purposes of this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)    Disability. For purposes of this Agreement, “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)    Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within ninety (90) days following the date on which you know of the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period: (i) a reduction of your title, position, responsibilities, authority or duties to a level less than the title, position, responsibilities, authorities or duties you occupied or possessed, on the date immediately preceding such reduction (for the avoidance of doubt, following a Change in Control, being the chief executive officer at a subsidiary level of a larger combined company or being the head of a divisional unit of a larger combined company, in each case, will be considered the occurrence of a Good Reason event under this clause (i)); (ii) a reduction in your Base Salary or in your Target Bonus opportunity (but excluding any reduction of not more than 25% of either your Base Salary or Target Bonus, or both, which applies to substantially all of the Company’s other executive officers); (iii) the Company’s requiring you to be based at any office or location more than fifty (50) miles from the office where you were employed on the date immediately preceding the date of such change in location; or (iv) the Company’s material breach of any provision of this Agreement.

8.    Effect of Termination of Employment.

(a)    Termination for Cause, Death or Disability, or Voluntary Termination. In the event you are subject to a Termination for Cause, in the event of your death or Disability, or in the event of your Voluntary Termination, you will be paid only (i) any earned but unpaid Base Salary and earned but unused vacation or paid time off, (ii) except in the case of Termination for Cause, the amount of any Actual Bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of employment determined in accordance with customary practice, (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate (and subject to the terms of the foregoing), unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

(b)    Termination During Employment Term without Cause or Constructive Termination, or Nonrenewal by the Company, Not In Connection With a Change in Control; Death or Disability. In the event of your Termination without Cause or Constructive Termination during the Employment Term not in connection with a Change in Control (as defined in Section 8(c) below), provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed settlement agreement and general release of claims in favor of the Company in the form attached hereto as Exhibit C (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to (i) your Accrued Compensation and (ii) acceleration as to fifty percent (50%) of then-unvested portion of the Equity Award, (iii) a lump sum payment equal to 12 months of your then current Base Salary, payable on the first business day after the 60th day following your termination of employment and (iv) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the 12 months following your termination of employment, provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the 60th day following your termination of employment.

(c)    Termination without Cause or Constructive Termination In Connection With a Change in Control. In the event of your Termination without Cause or Constructive Termination in connection with a Change in Control that occurs during the Employment Term, provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 8(b)), you shall be entitled to (i) your Accrued Compensation, (ii) acceleration as to one-hundred percent (100%) of the then-unvested portion of the Equity Award and the unvested portion of any then-outstanding Company equity award (for clarity, any equity award subject to performance-based vesting will vest at the target level unless otherwise provided in such grant), (iii) a lump sum payment equal to 12 months of your then current Base Salary and 100% of the then current Target Bonus, in each case, payable on the first business day after the 60th day following your termination of employment and (iv) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the 12 months following your termination of employment, provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the 60th day following your termination of employment. A termination of employment is a Termination without Cause or Constructive Termination “in connection with a Change in Control” for purposes of this Section 8(c) if such termination is a Termination without Cause or Constructive Termination following a Change in Control.

(d)    Miscellaneous. Notwithstanding anything to the contrary herein, a notice of non-renewal provided under Section 2 shall not constitute a Termination without Cause or Constructive Termination. For the avoidance of doubt, the benefits payable pursuant to Section 8(b) or Section 8(c) are not cumulative. If a Termination with Cause or an event giving rise to Good Reason occurs during the Employment Term, but not including the expiration of such Employment Term (including a non-renewal of such Employment Term), then you will remain eligible to receive the benefits under Section 8(b) or Section 8(c).

(e)    Change in Control and Transition Role. Upon the occurrence of a Change in Control, you agree that you will use good faith efforts to negotiate and agree on a reasonable transitional role at reasonable compensation for you at the Company (or its successor) following the Change in Control.

9.    Parachute Payments. If a Change in Control occurs prior to an initial public offering of the Company’s capital stock, and if any portion of the amounts payable to you on your behalf under this agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code (or similar state tax and/or assessment), the Company shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by the Company immediately prior to the Change in Control. Notwithstanding the foregoing, you agree that the Company may take reasonable positions to rebut any presumptions of a “parachute payment” in determining the amount payable to you pursuant to this Section 9.

10.    Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

11.    Confidential Information and Other Company Policies. You shall sign and abide by the Company’s standard confidentiality agreement (a form of which was been provided to you, except that the non-disparagement in this Agreement will control over those in the confidentiality agreement), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

12.    Restrictive Covenants

(a)    Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you shall prepare or use or come into contact with, shall remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and shall be promptly returned upon termination of employment.

(b)    Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

13.    Indemnification. The Company shall indemnify you against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters.

14.    Arbitration. You and the Company agree to submit to mandatory binding arbitration, in San Francisco County, California, any and all claims arising out of or related to this agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, (i) the arbitrators shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party and (ii) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

15.    Miscellaneous.

(a)    Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

(b)    Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.

(c)    Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

(d)    Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

(e)    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(f)    Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(g)    Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter of your employment by the Company. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

(h)    Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of law’s provisions.

(i)    Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

(j)    Non-disparagement. During your Employment Term and for one year thereafter, you will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company (including its subsidiaries and affiliates) will not make, and agrees to use its best efforts to cause the officers, directors, employees and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph shall prohibit you or Company from providing truthful information in response to a subpoena or other legal process.

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above. Please be advised that this offer of employment is contingent upon successful completion of a final reference evaluation and background check to be conducted by the Company.

Best regards,

/s/ Roelof Botha
Member of the Company’s Board

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to this October 21, 2014:

By:

John Riccitiello

[Signature Page to Agreement]

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above. Please be advised that this offer of employment is contingent upon successful completion of a final reference evaluation and background check to be conducted by the Company.

Best regards,

Member of the Company’s Board

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to this October 21, 2014:

By:	/s/ John Riccitiello

John Riccitiello

[SIGNATURE PAGE TO AGREEMENT]

Exhibit A

Permitted Activities

1.	OnMyBlock.com

2.	Telltale, Inc.

3.	Syntertainment

Executive spends approximately 40 hours per month in the aggregate on these activities.

Exhibit A-1

Exhibit B

Voting Agreement

Exhibit B-1

Exhibit C

Release

In consideration of the termination benefits described herein (the “Benefits”) provided and to be provided to me by Unity Software, Inc., or any successor thereof (the “Company”) pursuant to my Agreement with Company dated October 21, 2014 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”). The Release shall in no way abridge my rights to full and complete payment of the Benefits and the Release shall be void absent full payment of the Benefits.

1.    On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

2.    In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California

Exhibit C-1

Department of Fair Employment and Housing, or other applicable state agency. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between you and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3.    I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.    As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5.    I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.    I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

7.    I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.    I agree that for a period of 1 year following my termination of employment, I will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. For a period of 1 year following my termination of employment, Company (including its subsidiaries and affiliates) will not make, and agrees to use its best efforts to cause the officers, directors, employees and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about me (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph shall prohibit me or Company from providing truthful information in response to a subpoena or other legal process.

Exhibit C-2

9.    Any controversy or claim arising out of or relating this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in San Francisco, California, before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrators. The arbitrators shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrators shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrators hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

10.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

11.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to

Exhibit C-3

remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

12.    The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 8 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

Exhibit C-4

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee , .

Executed this day of , .

Your Signature

Your Name (Please Print)

Accepted and agreed

Unity Software, Inc.

By:
Date:

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]